EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of CEL-SCI Corporation whereby a selling shareholder proposes to sell up to 375,000 shares of CEL-SCI’s common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

Denver, Colorado

November 7, 2025